EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES FIRST QUARTER EARNINGS

Houston (May 13, 2005)--Adams Resources & Energy, Inc. (AMEX-AE) announced first quarter 2005 unaudited net earnings of $2,851,000 or $.68 per common share on revenues of $527,808,000. This compares to unaudited first quarter 2004 net earnings of $938,000 or $.22 per common share.

Chairman and Chief Executive Officer, K.S. "Bud" Adams, Jr., said the earnings improvement was a result of rising crude oil prices during this year’s first quarter. This event allowed the Company to liquidate lower priced crude oil inventory into a relatively higher priced market. Such opportunity provided a pre-tax gain of $2,144,000 during the first quarter of 2005. Additionally, during the current quarter, the Company sold its interest in twelve producing oil and gas wells for a pre-tax gain of $601,000. This sale was completed due to attractive pricing and to eliminate the liability for plugging and abandonment costs on twenty-five currently non-producing wells on the property. The Company held a less than three percent working interest in each of such wells. Further, within the oil and gas operation, the Company initiated the drilling of eight wells during the first quarter of 2005, of which five proved to be productive. Mr. Adams also added that demand for the Company’s common carrier trucking service has remained strong during 2005.
A summary of operating results is as follows:
	First Quarter
	2005	2004

Operating Earnings
Marketing	$3,851,000	$2,544,000
Transportation	1,169,000	415,000
Oil and gas	1,515,000	487,000
General & administrative expenses	(2,152,000)	(1,603,000)
Interest, net	1,000	(24,000)
Income tax provision	(1,533,000)	(628,000)

Earnings from continuing operations	2,851,000	1,191,000

Loss from discontinued operations, net of tax	-	(253,000)

Net earnings	$2,851,000	$938,000

……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)

	March 31,	March 31,
	2005	2004

Revenues	$527,808	$461,315

Costs, expenses and other	523,424	(459,496)
Income tax provision	(1,533)	(628)

Earnings from continuing operations	2,851	1,191
Loss from discontinued operations, net of tax	-	(253)
Net earnings	$2,851	$938

Earnings (loss) per share:
From continuing operations	$.68	$.28
From discontinued operations	-	(.06)

Basic and diluted net earnings
per common share	$.68	$.22

Dividends per common share	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	March 31,	December 31,
	2005	2004

ASSETS
Cash	$23,066	$19,942
Other current assets	198,423	189,397
Total current assets	221,489	209,339

Net property & equipment	30,993	29,076
Other assets	438	439
	$252,920	$238,854

LIABILITIES AND EQUITY
Total current liabilities	$184,565	$173,550
Long-term debt	11,475	11,475
Deferred taxes and other	4,454	4,254
Shareholders’ equity	52,426	49,575
	$252,920	$238,854